Exhibit 4.1

[Lurie Besikof Lapidus & Company, LLP Letterhead]

June 1, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:	Wind Energy America Inc. (formerly Dotronix, Inc.) Commission File Number 0-9996

We have read the statements that Wind Energy America Inc. will include under Item 4 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/   Lurie Besikof Lapidus & Company, LLP

Lurie Besikof Lapidus & Company, LLP

cc:   Wind Energy America Inc.